Exhibit 99.1

NEWS RELEASE
CONTACTS:
Elkan Gamzu, Ph.D., President and Chief Executive Officer, EPIX
(781) 761-7601
EPIX Pharmaceuticals Assigns All of Its Assets for the Benefit of Creditors
LEXINGTON, Mass. — July 20, 2009 — EPIX Pharmaceuticals, Inc. announced today that, in light of the company’s lack of capital and inability to obtain additional financing or consummate a strategic transaction, it has entered into an Assignment for the Benefit of Creditors, effective immediately, in accordance with Massachusetts law (the “Assignment”). The purpose of the Assignment is to conclude the Company’s operations and provide for an orderly liquidation of its assets. The Company previously disclosed that it had sufficient cash to fund its operations only through August 2009, and the Company had been seeking a strategic alternative, including a financing, recapitalization, sale or disposition of one or more corporate assets, a potential merger and/or a strategic business combination, with various third parties for several months.
The Assignment is a common law business liquidation mechanism under Massachusetts law that is an alternative to a formal bankruptcy proceeding. Under the terms of the Assignment, the Company transferred all of its assets to an assignee for orderly liquidation and distribution of the proceeds to the Company’s creditors. The designated assignee for the Company is Joseph F. Finn, Jr. For creditors and other affected parties of EPIX, all inquiries related to this action should be addressed to Joseph F. Finn, Jr. at Finn, Warnke & Gayton, 167 Worcester Street, Suite 201, Wellesley Hills, MA 02481 (781-237-8840). Following the liquidation of the Company’s assets and distribution of proceeds by the assignee, the Company does not expect that there will be any proceeds for distribution to the Company’s stockholders.
Elkan Gamzu, Ph.D., president and chief executive officer of EPIX, stated, “It is with great disappointment that the Company must proceed with this decision. Over the past several months we had taken several actions in an effort to improve the financial health of EPIX, including the retirement of our $100 million aggregate principle amount of 3.00% Convertible Senior Notes due 2024. Despite this and the efforts of our financial advisors who approached numerous third-parties over the past several months, we were unable to obtain additional funding to continue our operations or consummate a strategic transaction.”
As part of the Assignment and the Company’s wind-down of its operations, the Company has terminated the employment of substantially all of its employees. The Company expects to retain its president and chief executive officer, Dr. Elkan Gamzu, for a short period of time to assist in the implementation of an orderly dissolution.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, expectations concerning the transfer of all of the Company’s assets to an assignee under an Assignment for the Benefit of Creditors. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
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